Exhibit 10.1

25 July 2007

National CineMedia, LLC.

91 10 East Nicholas Avenue, Suite 200

Circle Suite 360 E

Centennial, Co 80112

External ID: 53199051

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between us on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Confirmation amends restates and supersedes in its entirety all Confirmations dated prior to the date hereof in respect of this Transaction.

In this Confirmation “CSIN” means Credit Suisse International and “Counterparty” means National CineMedia, LLC.

1.	The definitions and provisions contained in the 2000 ISDA Definitions (as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Confirmation. In the event of any inconsistency between those definitions and provisions and this Confirmation, this Confirmation will govern. References herein to a “Transaction” shall be deemed to be references to a “Swap Transaction” for the purposes of the 2000 ISDA Definitions.

This Confirmation supplements, forms part of, and is subject to the 1992 ISDA Master Agreement dated as of 02 March 2007 as amended and supplemented from time to time (the “Agreement”), between you and us. All provisions contained in the Agreement govern this Confirmation except as expressly modified below

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

Notional Amount:	USD 137,500,000

Trade Date:	02 March 2007

Effective Date:	13 March 2007

Termination Date:	13 February 2015, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Amounts:

Fixed Rate Payer:	Counterparty

Fixed Rate Payer
Payment Dates:	Each 13 March, 13 June, 13 September and 13 December, from and including 13 June 2007, to and including 13 December 2014, with a final payment on 13 February 2015, subject to adjustment in accordance with the Modified Following Business Day Convention

Fixed Rate:	4.984%

Fixed Rate
Day Count Fraction:	Actual/360

Floating Amounts:

Floating Rate Payer:	CSIN

Floating Rate Payer
Payment Dates:	Each 13 March, 13 June, 13 September and 13 December, from and including 13 June 2007, to and including 13 December 2014, with a final payment on 13 February 2015, subject to adjustment in accordance with the Modified Following Business Day Convention

Floating Rate Option:	USD-LIBOR-BBA; provided, however, that in respect of the initial Calculation Period, Linear Interpolation shall apply based upon a Designated Maturity of 1 month and a Designated Maturity of 2 months

Designated Maturity:	3 months (except as noted above)

Spread:	None

Floating Rate
Day Count Fraction:	Actual/360

Reset Dates:	The first day of each Calculation Period

Compounding:	Inapplicable

Business Day:	New York, London

Calculation Agent:	CSIN

4.	Account Details:

Payments to CSIN:	As advised separately in writing

Payments to Counterparty:	As advised separately in writing

Credit Suisse International is authorised and regulated by the Financial Services Authority and has entered into this transaction as principal. The time at which the above transaction was executed will be notified to Counterparty on request.

Please confirm that the foregoing correctly sets forth the terms of our agreement by signing and returning this Confirmation.

Yours faithfully,

Credit Suisse International

By:	/s/ Karen Newton
Name:	Karen Newton
Title:	Managing Director

Confirmed as of the date first written above:

National CineMedia, LLC

By:	/s/ Gary W. Ferrera
Name:	Gary W. Ferrera
Title:	CFO/EVP

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